Exhibit 4.1

SEVENTH SUPPLEMENTAL INDENTURE

SEVENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 20, 2010, among Jarden Corporation, a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, N.A. (successor to The Bank of New York Mellon), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Base Indenture, dated as of February 13, 2007, by and between the Company, the Guarantors named herein and the Trustee, as supplemented by the First Supplemental Indenture, dated as of February 13, 2007, as further supplemented by the Second Supplemental Indenture, dated as of February 14, 2007, as further supplemented by the Third Supplemental Indenture, dated as of May 11, 2007, as further supplemented by the Fourth Supplemental Indenture, dated as of July 6, 2007, as further supplemented by the Fifth Supplemental Indenture, dated as of December 7, 2007, and as further supplemented by the Sixth Supplemental Indentured, dated as of November 23, 2009 (collectively, as further amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Company’s 7 1/2% Senior Subordinated Notes due 2017 (the “Notes”);

WHEREAS, pursuant to Section 9.01(d) of the Indenture, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes and the Guarantees without the consent of any Holder of a Note to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights of Holders of Notes under the Indenture;

WHEREAS, the Company and the Guarantors desire to (i) remove certain provisions of the Indenture and the Notes that permit the Company to prepay and redeem the Notes at the Company’s option and (ii) effect related amendments to the Indenture and the Notes (together, the “Amendments”);

WHEREAS, the Amendments provide additional benefits to the Holders of the Notes and do not adversely affect the legal rights of Holders of Notes under the Indenture, and, therefore, the Company, the Guarantors and the Trustee are authorized pursuant to Section 9.01 of the Indenture to execute and deliver this Supplemental Indenture without the consent of any holder; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company and the Guarantors have been taken.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meaning assigned to them in the Indenture.

2. AMENDMENTS.

(a) The definition of “Applicable Premium” in Section 1.02 of the Indenture shall be deleted in its entirety and replaced with the following:

“Applicable Premium” means, with respect to any Notes on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the Notes; or

(2) the excess, if any, of:

(a) the present value at such Redemption Date of (i) 100% of the principal amount of such Notes, plus (ii) all required interest payments due on such Notes through May 1, 2017 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the principal amount of such Notes;

provided that, notwithstanding anything to the contrary contained in this Indenture, the Applicable Premium with respect to any Notes shall not in any case be less than: (i) 3.750% of the principal amount of such Notes if the Redemption Date with respect to such Notes occurs on or after May 1, 2012 and on or before April 30, 2013, (ii) 2.500% of the principal amount of such Notes if the Redemption Date with respect to such Notes occurs on or after May 1, 2013 and on or before April 30, 2014 and (iii) 1.250% of the principal amount of such Notes if the Redemption Date with respect to such Notes occurs on or after May 1, 2014 and on or before April 30, 2015.”

(b) The following definition shall be inserted in Section 1.02 of the Indenture immediately after the definition of “Change of Control” and immediately prior to the definition of “Coleman”:

“ ‘Change of Ownership’ means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”);

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture);

(3) any Person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 50% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.”

(c) The following definition shall be inserted in Section 1.02 of the Indenture immediately after the definition of “Senior Subordinated Debt” and immediately prior to the definition of “Significant Subsidiary”:

“ ‘Significant Asset Sale’ means (i) any one, or a series of related, direct or indirect sale(s), issuance(s), conveyance(s), transfer(s), lease(s), assignment(s), or other transfer(s) for value by the Company or any of its Subsidiaries to any Person other than the Company or a Restricted Subsidiary or (ii) any one, or a number of unrelated, sale(s), issuance(s), conveyance(s), transfer(s), lease(s), assignment(s), or other transfer(s) for value by the Company or any of its Subsidiaries to any Person other than the Company or a Restricted Subsidiary within a twelve month period, in either case, of any Capital Stock of any Subsidiary of the Company or any other property or assets of the Company or any Subsidiary of the Company, or any combination thereof, for consideration (which may include the assumption of indebtedness or other obligations) having an aggregate fair market value of no less than $800,000,000 (whether payable in cash, indebtedness, securities or other property).”

(d) Section 3.07 of the Indenture shall be deleted in its entirety and replaced with the following:

“SECTION 3.07. Optional Redemption

Except as set forth in subparagraphs (a) and (b), the Notes are not redeemable.

(a) At any time, the Company may redeem all or part of the Notes (which includes Additional Notes, if any), at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium, as of, and accrued and unpaid interest, if any, to, but not including, the Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b) On or after May 1, 2012, solely in connection with or after the occurrence of (i) a Change of Ownership, (ii) a Significant Asset Sale, or (iii) any event or transaction that the Company may reasonably determine may result in a Change of Ownership or Significant Asset Sale, the Company may redeem all (but not less than all) of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2012	103.750%
2013	102.500%
2014	101.250%
2015 and thereafter	100.000%

(c) Any prepayment pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.”

(e) Section 5 of each of the Notes shall be deleted in its entirety and replaced with the following text (and the Trustee is hereby authorized and directed to replace any page(s) of any issued Notes (including any Global Notes) to incorporate and reflect the following new text):

“5. Optional Redemption

Except as set forth below, the Company shall not be entitled to redeem the Notes.

At any time, the Company may redeem all or a part of the Notes (which includes Additional Notes, if any), at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after May 1, 2012, solely in connection with or after the occurrence of (i) a Change of Ownership, (ii) a Significant Asset Sale, or (iii) in connection with any event or transaction that the Company may reasonably determine may result in a Change of Ownership or Significant Asset Sale, the Company may redeem all (but not less than all) of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2012	103.750%
2013	102.500%
2014	101.250%
2015 and thereafter	100.000%”

3. Except to the extent amended hereby, the Indenture and the Notes shall remain in full force and effect.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

THE COMPANY:

JARDEN CORPORATION

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Senior Vice President, General Counsel and Secretary

THE TRUSTEE:

WELLS FARGO BANK, N.A.

By:	/s/ Martin Reed
Name:	Martin Reed
Title:	Vice President

THE GUARANTORS :

ALLTRISTA PLASTICS LLC
AMERICAN HOUSEHOLD, INC.
AUSTRALIAN COLEMAN, INC.
BICYCLE HOLDING, INC.
BRK BRANDS, INC.
CC OUTLET, INC.
COLEMAN INTERNATIONAL HOLDINGS, LLC
COLEMAN WORLDWIDE CORPORATION
FIRST ALERT, INC.
HEARTHMARK, LLC
HOLMES MOTOR CORPORATION
JARDEN ACQUISITION I, LLC
JARDEN ZINC PRODUCTS, LLC
JT SPORTS LLC
K-2 CORPORATION
K2 INC.
KANSAS ACQUISITION CORP.
L.A. SERVICES, INC.
LASER ACQUISITION CORP.
LEHIGH CONSUMER PRODUCTS LLC
LOEW-CORNELL, LLC
MARKER VOLKL USA, INC.
MARMOT MOUNTAIN, LLC
MIKEN SPORTS, LLC
NIPPON COLEMAN, INC.
OUTDOOR TECHNOLOGIES CORPORATION
PENN FISHING TACKLE MFG. CO.
PURE FISHING, INC.
QUOIN, LLC
RAWLINGS SPORTING GOODS COMPANY, INC.
SEA STRIKER, LLC
SHAKESPEARE COMPANY, LLC
SHAKESPEARE CONDUCTIVE FIBERS, LLC
SI II, INC.
SITCA CORPORATION
SUNBEAM AMERICAS HOLDINGS, LLC
SUNBEAM PRODUCTS, INC.
THE COLEMAN COMPANY, INC.
THE UNITED STATES PLAYING CARD COMPANY
USPC HOLDING, INC.

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Vice President